P.O. Box 270 Hartford, CT 06141-0270 56 Prospect Street Hartford, CT 06103
News Release

CONTACT:

Jeffrey R. Kotkin

OFFICE:

(860) 728-4650

NU REPORTS SECOND QUARTER RESULTS

HARTFORD, Connecticut, August 3, 2010 — Northeast Utilities (NYSE: NU) today reported earnings of $71.9 million, or $0.41 per share, in the second quarter of 2010, compared with earnings of $82.9 million, or $0.47 per share, in the second quarter of 2009.  In the first six months of 2010, NU earned $158.2 million, or $0.90 per share, compared with earnings of $180.5 million, or $1.07 per share, in the first six months of 2009.

Charles W. Shivery, NU’s chairman, president and chief executive officer, attributed NU’s lower operating results in the second quarter of 2010 primarily to the absence of $11.1 million, or $0.06 per share1, of tax-related benefits the company recorded in the second quarter of 2009 as a result of resolving various routine tax issues.

“We see the end of the second quarter as an inflection point in our earnings trajectory,” Shivery said.  “Economic factors, higher operating costs, and an elevated level of storm activity have been pressuring our distribution segment returns for the past 12 months.  However, the constructive resolution of two important distribution rate cases at the end of June, as well as the impacts of strong cost management and prospects for improving sales will provide us with improving results over the next several quarters.”

Earnings guidance

NU today revised its projected 2010 consolidated earnings guidance to between $1.95 per share and $2.05 per share.  This range includes projected earnings of between $1.00 per share and $1.10 per share1 for NU’s distribution and generation segment, earnings of approximately $0.95 per share1 for NU’s transmission segment, earnings at NU’s competitive businesses of approximately $0.05 per share1, and parent and other company after-tax expenses of $0.05 per share1.  Previously, NU had projected consolidated earnings of between $1.80 per share and $2.00 per share.  Shivery said the revised guidance represents strong performance by the transmission segment and competitive businesses through the first six months of the year, the impact of hot summer weather on electric distribution sales, and the resolution of the two rate cases, partially offset by a much higher level of storm activity in 2010, compared with 2009.

Transmission

NU’s transmission segment earned $41.9 million in the second quarter of 2010 and $82.1 million in the first half of 2010, compared with $41.8 million in the second quarter of 2009 and $77.2 million in the first six months of 2009.  The higher year-to-date earnings primarily reflect continued investment in NU’s transmission system.

Distribution and Generation

NU’s distribution and generation segment earned $27.1 million in the second quarter of 2010 and $75 million in the first half of 2010, compared with $38.2 million in the second quarter of 2009 and $97.4 million in the first six months of 2009.  NU’s second-quarter and first half 2010 distribution and generation results were negatively affected by lower tax-related benefits, higher pension and health care costs, and increased storm restoration activity.  NU’s electric distribution segment incurred approximately $8 million of storm restoration costs in the second quarter of 2010, compared with approximately $700,000 in the same quarter of 2009.  These impacts were partially offset by much warmer weather in May and June which resulted in increased retail electric sales.  Overall, NU’s kilowatt-hour sales were up 5.9 percent in the second quarter of 2010, compared with the same period of 2009.  They were up 1 percent on a weather-adjusted basis.  Over the first six months of 2010, NU’s retail electric sales were essentially flat compared with the same period of 2009, but were down 0.8 percent on a weather-adjusted basis.

The Connecticut Light and Power Company’s (CL&P) distribution segment earned $8.4 million in the second quarter of 2010 and $22.7 million in the first six months of 2010, compared with $21.9 million in the second quarter of 2009 and $43.6 million in the first six months of 2009.  The lower first half 2010 results were due in part to the resolution of various tax issues last year, which added $5.1 million to second quarter 2009 results and $8.4 million to first half 2009 results.  CL&P results were also lower due to costs related to higher pension and storm restoration costs.

Public Service Company of New Hampshire’s (PSNH) distribution and generation segment earned $16.9 million in the second quarter of 2010 and $28.1 million in the first half of 2010, compared with $11.9 million in the second quarter of 2009 and $25.4 million in the first six months of 2009.  The improved second-quarter results were primarily due to a 4.6 percent increase in retail electric sales over the same quarter of 2009 and the impact of the temporary distribution rate increase that took effect August 1, 2009, partially offset by higher pension and interest costs.

Western Massachusetts Electric Company’s (WMECO) distribution segment earned $2.3 million in the second quarter of 2010 and $5.2 million in the first half of 2010, compared with $3.8 million in the second quarter of 2009 and $8.6 million in the first six months of 2009.  Lower second quarter results were due in part to higher employee-related costs, interest expense, and municipal property taxes, partially offset by a 7.1 percent increase in retail electric sales.  On a weather-adjusted basis, second quarter sales were up 3 percent in 2010.

Yankee Gas Services Company lost $0.5 million in the second quarter of 2010 and earned $19.0 million in the first six months of 2010, compared with earnings of $0.6 million in the second quarter of 2009 and $19.8 million in the first six months of 2009.  Yankee Gas’ second quarter 2010 results reflect a 4.3 percent decline in second-quarter firm natural gas sales, compared with the second quarter of 2009.  Lower sales were due primarily to mild spring weather, which reduced heating requirements.  On a weather-adjusted basis, Yankee Gas’ firm natural gas sales in 2010 were up 2.2 percent in the second quarter and 5.1 percent in the first half, compared with the same periods of 2009.

Competitive businesses

NU Enterprises, Inc. (NUEI), the holding company for NU’s competitive businesses, earned $5.3 million in the second quarter of 2010 and $7.6 million in the first half of 2010, compared with earnings of $5.5 million in the second quarter of 2009 and $11.3 million in the first six months of 2009.  Marking to market NUEI’s remaining wholesale obligations reduced earnings by $0.1 million in the first half of 2010, compared with an after-tax benefit of $4.6 million in the first half of 2009.

NU parent and other companies

NU parent and other companies had net after-tax expenses of $2.4 million in the second quarter of 2010 and $6.5 million in the first half of 2010, compared with net expenses of $2.6 million in the second quarter of 2009 and $5.4 million in the first six months of 2009.

NU has approximately 176 million common shares outstanding.  It operates New England’s largest energy delivery system, serving more than 2 million customers in Connecticut, New Hampshire and Massachusetts.

The following table reconciles 2010 and 2009 second-quarter and first-half results.

		Second Quarter	First Half
2009	Reported EPS	$0.47	$1.07
	Change in transmission earnings in 2010, net of dilution	$0.00	$0.00
	Change in distribution and generation earnings in 2010, net of dilution	($0.07)	($0.14)
	Change in Parent/Other results in 2010, net of dilution	$0.01	$0.00
	Change in competitive business earnings in 2010, net of dilution	$0.00	($0.03)
2010	Reported EPS	$0.41	$0.90

Financial results for the second quarter and first half of 2010 and 2009 are noted below:

Three months ended:

(in millions, except EPS)	June 30, 2010	June 30, 2009	Increase/ (Decrease)	2010 EPS[1]
CL&P Distribution	$8.4	$21.9	($13.5)	$0.04
PSNH Distribution/Generation	$16.9	$11.9	$5.0	$0.10
WMECO Distribution	$2.3	$3.8	($1.5)	$0.01
Yankee Gas	($0.5)	$0.6	($1.1)	$0.00
Total—Distribution/Generation	$27.1	$38.2	($11.1)	$0.15
CL&P Transmission	$34.3	$35.1	($0.8)	$0.19
PSNH Transmission	$4.6	$4.7	($0.1)	$0.03
WMECO Transmission	$3.0	$2.0	$1.0	$0.02
Total—Transmission	$41.9	$41.8	$0.1	$0.24
Total—Regulated	$69.0	$80.0	($11.0)	$0.39
NU Parent and Other Companies	($2.4)	($2.6)	$0.2	($0.01)
Competitive	$5.3	$5.5	($0.2)	$0.03
Reported Earnings	$71.9	$82.9	($11.0)	$0.41

Six months ended:

(in millions, except EPS)	June 30, 2010	June 30, 2009	Increase/ (Decrease)	2010 EPS[1]
CL&P Distribution	$22.7	$43.6	($20.9)	$0.13
PSNH Distribution/Generation	$28.1	$25.4	$2.7	$0.16
WMECO Distribution	$5.2	$8.6	($3.4)	$0.03
Yankee Gas	$19.0	$19.8	($0.8)	$0.11
Total—Distribution/Generation	$75.0	$97.4	($22.4)	$0.43
CL&P Transmission	$67.1	$65.2	$1.9	$0.38
PSNH Transmission	$9.3	$8.6	$0.7	$0.05
WMECO Transmission	$5.7	$3.4	$2.3	$0.03
Total—Transmission	$82.1	$77.2	$4.9	$0.46
Total—Regulated	$157.1	$174.6	($17.5)	$0.89
NU Parent and Other Companies	($6.5)	($5.4)	($1.1)	($0.03)
Competitive	$7.6	$11.3	($3.7)	$0.04
Reported Earnings	$158.2	$180.5	($22.3)	$0.90

Retail sales data:

Gwh for three months ended	June 30, 2010	June 30, 2009	% Change Actual	% Change Weather Norm.
CL&P	5,337	5,032	6.1%	0.7%
PSNH	1,855	1,773	4.6%	0.7%
WMECO	879	820	7.1%	3.0%
Total NU	8,068	7,622	5.9%	1.0%

Gwh for six months ended
CL&P	10,929	10,911	0.2%	(0.9%)
PSNH	3,787	3,814	(0.7%)	(1.3%)
WMECO	1,808	1,792	0.9%	0.1%
Total NU	16,516	16,510	0.0%	(0.8%)

Yankee Gas firm volumes in mmcf for three months ended	6,932	7,242	(4.3%)	2.2%
Yankee Gas firm volumes in mmcf for six months ended	23,375	24,276	(3.7%)	5.1%

This news release includes statements concerning NU’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements through the use of words or phrases such as “estimate”, “expect”, “anticipate”, “intend”, “plan”, “project,” “believe”, “forecast”, “should”, “could”, and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, actions or inaction of local, state and federal regulatory and taxing bodies; changes in business and economic conditions, including their impact on interest rates, bad debt expense and demand for NU’s products and services; changes in weather patterns; changes in laws, regulations or regulatory policy; changes in levels or timing of capital expenditures; disruptions in the capital markets or other events that make NU’s access to necessary capital more difficult or costly; developments in legal or public policy doctrines; technological developments; changes in accounting standards and financial reporting regulations;  actions of rating agencies; and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in NU’s reports filed with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which such statement is made, and NU undertakes no obligation to update the information contained in any forward-looking statements to reflect developments or circumstances occurring after the statement is made or to reflect the occurrence of unanticipated events.

1 All per share amounts in this news release are reported on a fully diluted basis.  The only common equity securities that are publicly traded are common shares of NU parent.  The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities allocated to such business, but rather represent a direct interest in NU's assets and liabilities as a whole.  EPS by business is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss attributable to controlling interests of each business by the weighted average fully diluted NU parent common shares outstanding for the period.  Management uses this non-GAAP financial measure to evaluate earnings results and to provide details of earnings results and guidance by business.  Management believes that this measurement is useful to investors to evaluate the actual and projected financial performance and contribution of NU’s businesses.  Non-GAAP financial measures should not be considered as alternatives to NU consolidated net income attributable to controlling interests or EPS determined in accordance with GAAP as indicators of NU’s operating performance.

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Note: NU will webcast an investor presentation Wednesday (8/4/10) at 1 p.m. Eastern Daylight Time. The webcast can be accessed through NU’s website at www.nu.com.

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